As filed with the Securities and Exchange Commission on July 17, 2015

Registration No. 333-177287

Registration No. 333-163602

Registration No. 333-103453

Registration No. 333-49787

Registration No. 333-38929

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

_________________

MEADOWBROOK INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2626206 (IRS Employer Identification No.)

26255 American Drive, Southfield, MI (Address of Principal Executive Offices)	48034 (Zip Code)

Meadowbrook, Inc. 401(k) Profit Sharing Plan

Meadowbrook Insurance Group, Inc. 2009 Equity Compensation Plan

Meadowbrook Insurance Group, Inc. 2002 Stock Option Plan

Meadowbrook Insurance Group, Inc. 1995 Stock Option Plan

Meadowbrook Insurance Group, Inc. 401(k) Profit Sharing Plan

(Full title of the plan)

Michael G. Costello

Senior Vice President, General Counsel and Secretary

Meadowbrook Insurance Group, Inc.

26255 American Drive

Southfield, Michigan 48034

(Name and address of agent for service)

(248) 358-1100

(Telephone number, including area code, of agent for service)

_________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

Meadowbrook Insurance Group, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered by the Company pursuant to the following (collectively referred to herein as the “Registration Statements”):

•	Registration Statement on Form S-8 (File No. 333-177287), filed with the Securities and Exchange Commission (the “SEC”) on October 13, 2011 with respect to shares of the Company’s common stock, par value of $0.01 per share (“Company Common Stock”), registered for issuance under the Meadowbrook, Inc. 401(k) Profit Sharing Plan.

•	Registration Statement on Form S-8 (File No. 333-163602), filed with the SEC on December 9, 2009 with respect to shares of the Company Common Stock, registered for issuance under the Company 2009 Equity Compensation Plan.

•	Registration Statement on Form S-8 (File No. 333-103453), filed with the SEC on February 26, 2003 with respect to shares of the Company Common Stock, registered for issuance under the Company 2002 Stock Option Plan.

•	Registration Statement on Form S-8 (File No. 333-49787), filed with the SEC on April 9, 1998 with respect to shares of the Company Common Stock, registered for issuance under the Company 1995 Stock Option Plan.

•	Registration Statement on Form S-8 (File No. 333-38929), filed with the SEC on October 28, 1997 with respect to shares of the Company Common Stock, registered for issuance under the Company 401(k) Profit Sharing Plan.

Effective as of July 7, 2015, as contemplated by the Agreement and Plan of Merger, dated December 30, 2014, by and among the Company, Miracle Nova II (US), LLC (“Parent”) and Miracle Nova III (US), Inc. (“Merger Sub”), a wholly owned subsidiary of Parent (the “Merger Agreement”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (such transaction, the “Merger”).

As part of the Merger, the Company has terminated all offerings of Company Common Stock pursuant to existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statements, all shares of Company Common Stock registered under the Registration Statements that remain unsold as of the effectiveness of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Meadowbrook Insurance Group, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on July 17, 2015.

MEADOWBROOK INSURANCE GROUP, INC.

By:	/s/ Michael G. Costello
	Name:	Michael G. Costello
	Title:	Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.